Filed Pursuant to Rule 424(b)(3)

Registration No. 333-267821

PROSPECTUS SUPPLEMENT

To Prospectus dated October 28, 2022

LUXURBAN HOTELS INC.

(formerly CorpHousing Group Inc.)

4,191,490 shares of Common Stock

offered by Selling Stockholders

This prospectus supplement relates to the prospectus dated October 28, 2022 (the “prospectus”), as previously supplemented on November 9, 2022, November 15, 2022, November 28, 2022 and December 2, 2022, that is part of registration statement that registers the resale by the selling stockholders (the “Selling Stockholders”) identified therein (and their permitted transferees) from time to time of up to an aggregate of (a) 2,003,239 shares of our common stock issuable to them upon conversion of 2022 Investor Financing Notes (as defined therein), (b) 2,156,251 shares of our common stock issuable to them upon exercise of 2022 Investor Financing Warrants (as defined therein) and (c) 32,000 shares of our common stock issuable to them upon exercise of our 2022 Investor Financing Agent Warrants (as defined therein).

We are not selling any securities under the prospectus as supplemented hereby and will not receive any of the proceeds from the sale of our common stock by the Selling Stockholders. However, we may receive up to $8,765,800 aggregate gross proceeds from sales of common stock upon cash exercises of the 2022 Investor Financing Warrants and the 2022 Investor Financial Agent Warrants.

The Selling Stockholders may sell or otherwise dispose of the common stock described in the prospectus as supplemented hereby in a number of different ways and at varying prices. See “Plan of Distribution” in the prospectus for more information.

This prospectus supplement is being filed to update and supplement the information previously included in the prospectus, as previously supplemented, with information regarding the extension of the maturity date of certain of the 2022 Investor Financing Notes and the reduction of conversion and exercise prices under the 2022 Investor Financing Notes and 2022 Investor Financing Warrants, which was furnished in the Current Report on Form 8-K filed with the Securities and Exchange Commission on December 20, 2022.

You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

Our common stock is currently listed on The Nasdaq Capital Market or “Nasdaq”, under the symbol “LUXH”. On December 20, 2022, the last reported sales price of our common stock, as reported on The Nasdaq Capital Market, was $1.69 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 10 of the prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 21, 2022

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 20, 2022

LuxUrban Hotels Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-41473	82-3334945
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

212 Biscayne Blvd, Suite 253, Miami, Florida	33137
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (833) -723-7368

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e 4(e))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.00001 per share	LUXH	The Nasdaq Stock Market LLC

Item 1.01	Entry into a Material Definitive Agreement.

On December 20, 2022, LuxUrban Hotels Inc. (“Company” or “we” or similar pronouns), and our chairman and chief executive officer, Brian Ferdinand (“Ferdinand”), entered into a Note Extension and Conversion Agreement with Greenle Partners LLC Series Alpha PS (“Greenle Series Alpha”) and Greenle Partners LLC Series Beta P.S., a Delaware limited liability company (“Greenle Beta” and, together with Greenle Alpha, “Greenle”). Greenle was the purchaser of 15% OID senior secured notes (the “Notes”) and warrants to purchase our common stock (“Warrants”) under certain securities purchase agreements and loan agreements between us and Greenle, including the Securities Purchase Agreement dated as of September 30, 2022, as amended by the letter agreement dated October 20, 2022, and the Loan Agreement dated as of November 23, 2022, all of which were previously disclosed, and filed as exhibits, under Current Reports on Form 8-K.

Under the terms of the Note Extension and Conversion Agreement, Greenle has agreed to convert from time to time up to $3,000,000 aggregate principal amount of the Notes into up to 1,000,000 shares of our common stock (the “Conversion Shares”) at the conversion price of $3.00 per share prescribed by the Notes. Additionally, Greenle has agreed that the payment date of certain of our notes in the aggregate principal amount of $1,250,000, maturing on January 30, 2023, shall be extended to March 1, 2023. On the date of any such conversion we shall issue to Greenle a number of credits under our existing revenue share agreements with them (as previously disclosed in our Current Reports on Form 8-K) equal to fifteen percent (15%) of the principal amount of the Notes so converted.

In connection with advisory and investment communications services, we have agreed to issue to (a) Acorn Management Partners (“Acorn”) 87,000 shares of or our common stock and (b) Force Family Office LLC (“Force”) 87,000 shares of Common Stock. Notwithstanding the terms of the Notes and Warrants that provide for price adjustments upon our issuance of common stock at prices below the current conversion and exercise prices in such Notes and Warrants, Greenle has agreed that with respect to the Notes being converted under the Note Extension and Conversion Agreement, the conversion price thereof shall not reset and shall remain $3.00, and the conversion prices of all other convertible promissory notes of the Company and the exercise prices of all warrants of the Company, in each case owned by Greenle Alpha or Greenle Beta shall reset only to $2.00 per share, subject to further adjustment as provided by the terms of such notes and warrants.

Ferdinand has agreed to personally and individually pay to Greenle, without cost to the Company, any difference in the aggregate amount Greenle realizes in public or private sales of the Conversion Shares and the $3 million purchase price (“Make Whole”) through the delivery to Greenle of up to 1,000,000 shares of our common stock currently owned by Ferdinand (all of which have been placed in escrow to secure such obligation) and thereafter, if any such shortfall is not fully covered by delivery of such shares, cash. Mr. Ferdinand continues to own such shares and vote such shares until such time, if ever, that this Make Whole obligation is triggered.

Assuming full conversion of the subject Notes into Conversion Shares, of which there is no assurance, the transactions discussed above, along with scheduled debt repayments in early January 2023, we will reduce our overall current debt by approximately 40%. Management expects that as a result of this debt reduction and expected improvement in revenues, our company will have additional cash flow available for funding growth and working capital in 2023.

This Current Report on Form 8-K contains forward-looking statements, including with respect to projected debt reduction, revenue improvements and cash flow availability. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those set forth under the caption Risk Factors” in the prospectus forming part of the Company’s Registration Statement on Form S-1 (File No. 333-262114), declared effective by the Securities and Exchange Commission (“SEC”) on August 11, 2022. Generally, such forward-looking information or forward-looking statements can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or may contain statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "will continue", "will occur" or "will be achieved".

Item 3.02.	Unregistered Sales of Equity Securities

The information set forth above in Item 1.01 of this Current Report is incorporated herein by reference.

On December 20, 2022, Shanoop Kothari, our President and Chief Financial Officer, was issued 875,000 restricted shares under the Company’s 2022 Long-Term Incentive Plan. These shares vest immediately, but up to 75% of such shares are subject to forfeiture in the event his employment is terminated by the Company for Cause (as defined in the Restricted Stock Award Agreement filed as an exhibit to this Current Report on Form 8-K) or by Mr., Kothari other than as a Good Reason Resignation (as defined in the Restricted Stock Award Agreement). Mr. Kothari and the Company agreed to cancel options to purchase up to an aggregate of 500,000 shares previously granted to Mr. Kothari under the 2022 Long-Term Incentive Plan.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

10.1	Note Extension and Conversion Agreement, dated December 20, 2022
10.2	Restricted Stock Award Agreement (Shanoop Kothari)
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 20, 2022	LUXURBAN HOTELS INC.

	By:	/s/ Brian Ferdinand
Name: Brian Ferdinand
Title: Chief Executive Officer and Chairman

Exhibit 10.1

LUXURBAN HOTELS INC.

BRIAN FERDINAND

2125 Biscayne Blvd
Suite 253
Miami, Florida 33137

December 20, 2022

Greenle Partners LLC Series Alpha P.S.

156 W Saddle River Road

Saddle River, New Jersey  07458

Greenle Partners LLC Series Beta P.S.

156 W Saddle River Road

Saddle River, New Jersey  07458

Gentlemen:

Reference is made to (i) the Securities Purchase Agreement dated as of September 30, 2022, as amended by the letter agreement dated October 20, 2022 (as amended, the “Purchase Agreement”) between LuxUrban Hotels Inc. (formerly known as CorpHousing Group Inc.), a Delaware corporation (the “Company”), and Greenle Partners LLC Series Alpha P.S., a Delaware limited liability company (“Greenle Alpha”), and the Series C 15% OID Senior Secured Convertible Promissory Note Due October 20, 2023 in the original principal amount of $1,466,250 (the “Series C Note”) issued thereunder and (ii) the Loan Agreement dated as of November 23, 2022 (the “Loan Agreement”) among the Company, Greenle Alpha and Greenle Partners LLC Series Beta P.S., a Delaware limited liability company (“Greenle Beta” and, together with Greenle Alpha, “Greenle”) and the Series D 15% OID Senior Secured Promissory Notes due May 27, 2023 in the original aggregate principal amount of $2,875,000 (the Series D Notes”) issued thereunder. Terms used but not defined herein have the respective meanings set forth in the Purchase Agreement.

This letter will confirm our understanding and agreement that, in consideration of the respective agreements of the Company, Greenle Alpha, Greenle Beta and Brian Ferdinand, individually “Ferdinand”), set forth herein, the sufficiency of which is hereby acknowledged by such parties, the Company, Greenle Alpha, Greenle Beta and Brian Ferdinand, individually, acknowledge and agree to the provisions set forth below and will consummate the following transactions:

(i)        Acknowledgment and Agreement. It is acknowledged that immediately prior to the execution of this Agreement, the Company issued to (a) Acorn Management Partners (“Acorn”) 87,000 shares of Common Stock and (b) Force Family Office LLC (“Force”) 87,000 shares of Common Stock. It is further acknowledged and agreed that notwithstanding such issuances and any provisions contained in the notes and warrants of the Company owned by Greenle, or either one of them, the conversion price relating to the principal amount of convertible promissory notes being converted under the terms hereof shall not reset and shall remain $3.00, and the conversion prices of all other convertible promissory notes of the Company and the exercise prices of all warrants of the Company, in each case owned by Greenle Alpha or Greenle Beta shall reset only to $2.00 per share, subject to further adjustment as provided by the terms of such notes and warrants.

Greenle Partners LLC Series Alpha P.S.

Greenle Partners LLC Series Beta P.S.

December 20, 2022

(ii)       Conversion of Certain Notes. From time to time, Greenle Alpha will convert $3,000,000 aggregate principal amount of its convertible promissory notes of the Company into 1,000,000 shares Common Stock (the “Conversion Shares”) at the conversion price of $3.00 per share.

(iii) Extension of Payment Date of Series D Notes. On the date hereof, Annex A to each of the Series D Notes remaining outstanding shall be amended so that the January 30, 2023 payment date set forth thereon shall instead be March 1, 2023.

(iv)       Credits. On the date of each conversion of convertible promissory notes pursuant to paragraph (ii) above, the Company shall issue to Greenle Alpha a number of Credits (as defined in Section 5.1(a) of the Loan Agreement) equal to fifteen percent (15%) of the principal amount of convertible promissory notes so converted on such date, that can be applied by Greenle Alpha in the manner and pursuant to the terms of Section 5.1 of the Loan Agreement.

(v)       Make Whole Payment.

(a)        In consideration of the conversion by Greenle Alpha of the promissory notes of the Company as set forth in paragraph (i) above, Ferdinand agrees to pay to Greenle Alpha within ten (10) days of his receipt from Greenle Alpha of the Sale Notice (as defined below) an amount (the “Make Whole Amount”) equal to the difference between the aggregate gross sales proceeds received by Greenle Alpha from the sale of the Conversion Shares in the public market or in negotiated private or block sales and $3,000,000. Such payment shall be made by Ferdinand or by an affiliated entity of Ferdinand by the transfer to Greenle Alpha of shares of Common Stock valued at a per share price equal to the average price per share at which the Conversion Shares are sold by Greenle Alpha as set forth in the Sale Notice. Greenle Alpha shall deliver to Ferdinand within ten (10) days of the date it makes the last sale of the Conversion Shares a notification of the sale of all of the Conversion Shares (the “Sale Notice”), which notice shall set forth each sale date of the Conversion Shares, the average price at which Conversion Shares were sold on such sale date and the gross proceeds received by Greenle Alpha from such sale of Conversion Shares on such sale date. The Sale Notice shall also set forth the calculation of Greenle Alpha of the Make Whole Amount and the average price per share at which the Conversion Shares were sold by Greenle Alpha.

(b)        To secure the obligation of Ferdinand to pay the Make Whole Amount, Ferdinand shall deliver to Greenle Alpha a Medallion Guaranteed stock power in the form of Exhibit B hereto duly executed by Ferdinand, together with an executed escrow instruction letter to Greenle Alpha and Continental Stock Transfer, the transfer agent for the Common Stock (the “Transfer Agent”), pursuant to which Ferdinand instruct the Transfer Agent to place a stop transfer on 1,000,000 shares of Common Stock registered in his name (the “Escrow Shares”) and authorizing and directing the Transfer Agent to transfer to Greenle Alpha, upon receipt by the Transfer Agent from Greenle Alpha of the Stock Power and without any further act on the part of Ferdinand, the number of the Escrow Shares as shall be set forth in the Stock Power delivered by Greenle Alpha to the Transfer Agent. Any shares of Common Stock received by Greenle Alpha from the Transfer Agent shall be applied by Greenle Alpha against the outstanding Make Whole Amount at a price per share equal to the average price per share at which the Conversion Shares were sold by Greenle Alpha as set forth in the Sale Notice. Notwithstanding anything to the contrary, Ferdinand shall maintain voting rights in each Escrow Share until such time as same has been transferred to Greenle Alpha as a result of application against any Make Whole Amount due and payable.

Greenle Partners LLC Series Alpha P.S.

Greenle Partners LLC Series Beta P.S.

December 20, 2022

(c)       If following the receipt and sale by Greenle Alpha of any shares of Common Stock delivered by Ferdinand in respect of the Make Whole Amount (the “Make Whole Shares”) Greenle Alpha has not received an amount, when added to any cash payment made by Ferdinand in respect to the Make Whole Amount, equal to the Make Whole Amount (the difference between the aggregate amount received by Greenle Alpha and the Make Whole Amount, the “Shortfall Amount”), Greenle Alpha shall deliver to Ferdinand within ten (10) days of the date it makes the last sale of the Make Whole Shares a notification of the sale of all of the Make Whole Shares (the “Sale Notice”), which notice shall set forth each sale date of the Make Whole Shares, the average price at which Make Whole Shares were sold on such sale date, the gross proceeds received by Greenle Alpha from such sale of Make Whole Shares on such sale date and the Shortfall Amount. Within ten (10) days of his receipt of the Sale Notice, Ferdinand shall pay (or shall cause an affiliated entity of Ferdinand to pay) to Greenle Alpha an amount equal to the Shortfall Amount. Such payment shall be made by Ferdinand or by an affiliated entity of Ferdinand by the transfer of shares of Common Stock valued at a per share price equal to the greater of (A) the VWAP of the Common Stock on the Trading Day immediately preceding the date of payment or (B) $1.00 (subject to adjustment for stock splits, stock combinations or the like); provided, however, that if prior to the delivery of the Sale Notice the Company consummates an offering of its Common Stock, or securities that are exercisable to purchase or convertible into Common Stock, at a price per share of Common Stock that is less than $1.00 (subject to adjustment), then the Common Stock transferred by Ferdinand shall be valued at a per share price equal to the greater of (A) the VWAP of the Common Stock on the Trading Day immediately preceding the date of payment or (B) such lesser price per share (subject to adjustment).

(vi)       Notwithstanding the provisions of Section 3(a) of the Registration Rights Agreement (as defined in the Purchase Agreement), the Company shall not be obligated or required to furnish to Greenle in advance of filing with the Commission any supplement to the Initial Registration Statement (as defined in the Registration Rights Agreement) or the Prospectus included therein (File No. 333-267821) or any registration statement filed to replace or supplement such registration statement, provided that the sole purpose of such supplement is to incorporate into such registration statement and Prospectus an Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other report of the Company under the Exchange Act that does not relate to or specifically name Greenle or any of its Affiliates. The Company shall file on or prior to January 10, 2023 a registration statement on Form S-1 to cover any additional shares issuable upon conversion of the notes and warrants resulting from the adjustment of the conversion price of the notes and warrants to $2.00 and shall use its commercially reasonable efforts to have same declared effective by the SEC prior to the date any financial statements dated after September 30, 2022 are required for effectiveness, and if so required (or SEC comments otherwise require), shall promptly file any required amendments to such registration statement and use its commercially reasonable efforts to have the registration statement declared effective as promptly as practicable. It is agreed that no default shall be deemed to exist under the registration rights agreement with respect to such additional shares so long as the Company complies with the foregoing.

Greenle Partners LLC Series Alpha P.S.

Greenle Partners LLC Series Beta P.S.

December 20, 2022

(vii)       Greenle covenants that neither it, nor any Affiliate acting on its behalf or pursuant to any understanding with it, will execute any Short Sales, of any of the Company’s securities during the period commencing with the execution of this Agreement and ending on the date that the Conversion Shares are no longer beneficially owned by Greenle (provided that this provision shall not prohibit any sales made where Greenle or its Affiliate is deemed in a long position with respect to the Conversion Shares as a result of a corresponding Notice of Conversion (as defined in the Promissory Notes having been tendered to the Company and the shares received upon such conversion are used to close out such sale). For purposes hereof, the term “Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

If the foregoing accurately sets forth our understanding and agreement as to the matters set forth above, please acknowledge your agreement by signing below and returning to us a copy of this letter.

Very truly yours,

LuxUrban Hotels Inc.

		By:	/s/ Brian Ferdinand
Name: Brian Ferdinand
Title: Chief Executive Officer

Brian Ferdinand

ACKNOWLEDGED and AGREED:

Greenle Partners LLC Series Alpha P.S.

By:	/s/ Alan Uryniak
Name: Alan Uryniak
Title: Manager

Greenle Partners LLC Series Beta P.S.

By:	/s/ Alan Uryniak
Name: Alan Uryniak
Title: Manager

Exhibit 10.2

RESTRICTED STOCK AWARD AGREEMENT

LUXURBAN HOTELS INC.

2022 LONG TERM INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), is entered into as of December 19, 2022 (the “Date of Grant”), by and between Luxurban Hotels Inc., a Delaware corporation (the “Company”), and Shanoop Kothari (the “Participant”). Capitalized terms used in this Agreement and not otherwise defined herein have the meanings ascribed to such terms in the Company’s 2022 Long Term Incentive Plan, as further amended, restated or otherwise modified from time to time in accordance with its terms (the “Plan”).

WHEREAS, the Company has adopted the Plan, pursuant to which restricted shares of its common stock may be granted; and

WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to grant the shares provided for herein to the Participant on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.	Grant of Restricted Stock Units.

(a)            Grant. The Company hereby grants to the Participant a total of 875,000 shares of common stock, on the terms and subject to the conditions set forth in this Agreement and as otherwise provided in the Plan.

(b)            Incorporation by Reference. The provisions of the Plan are incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be binding and conclusive upon the Participant and the Participant’s beneficiary in respect of any questions arising under the Plan or this Agreement; provided, that nothing herein shall constitute a waiver of the Participant’s right to challenge any incorrect determination by the Committee as provided herein, in the Plan, or under applicable law. The Participant acknowledges that the Participant has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

2.            Vesting; Settlement. The shares shall be deemed vested upon receipt in consideration of prior services and other employment related considerations.

3.            [reserved]

4.            Termination of Employment or Services.

(a)            Generally. If the Participant’s employment with the Company or its Affiliates is terminated (i) by the Company or its Affiliates without Cause, (ii) as a result of the Participant’s death, or (iii) by the Company or its Affiliates due to Disability, the Participant shall retain all shares granted hereunder.

(b)            If the Participant’s employment with the Company or any of its Affiliates is terminated by the Company or its Affiliates for Cause or Participant terminates such employment other than as a Good Reason Resignation (as defined in Section 4(d), below) all shares then owned by the Participant shall be forfeited immediately and the Participant shall not be entitled to receive any payments with respect thereto; provided however that 25% of such shares shall not be subject to such forfeiture and (b) for each year Participant has been employed by the Company after the date hereof, an additional 25% shall not be subject to such forfeiture.

(c)            “Cause” shall have the meaning given such term (or term of similar import) in any employment, consulting, change-in-control, severance or any other agreement between the Participant and the Company or an Affiliate, or severance plan in which the Participant is eligible to participate, in either case in effect at the time of the Participant’s termination of employment or service with the Company and its Affiliates, or (ii) if “Cause” or term of similar import is not defined in, or in the absence of, any such employment, consulting, change-in-control, severance or any other agreement between the Participant and the Company or an Affiliate, or severance plan in which the Participant is eligible to participate “Cause” shall mean: (i) the refusal or failure by the Participant to carry out specific directions of the Participant's supervisor which are of a material nature and consistent with the Participant's position at the Company; (ii) the commission by the Participant of a material breach of any of the provisions of any agreement with the Company or of any written policies or procedures of the Company; (iii) fraud or dishonest action by the Participant in the Participant's relations with the Company ("dishonest" for these purposes shall mean the Participant’s knowingly or recklessly making a material misstatement or omission for their personal benefit); or (iv) the conviction of the Participant of a felony under federal or state law. Notwithstanding the foregoing, no "Cause" shall be deemed to exist with respect to the Participant's acts described in clauses (i) or (ii) above, unless the Company shall have given written notice to the Participant within a period not to exceed ten (10) calendar days of the initial existence of the occurrence, specifying the "Cause" with reasonable particularity and, within thirty (30) calendar days after such notice, the Participant shall not have cured or eliminated the problem or thing giving rise to such "Cause"; provided, however, no more than two cure periods need be provided during any twelve-month period.

(d)            “Good Reason Resignation” shall have the meaning given such term (or term of similar import) in any employment, consulting, change-in-control, severance or any other agreement between the Participant and the Company or an Affiliate, or severance plan in which the Participant is eligible to participate, in either case in effect at the time of the Participant’s termination of employment or service with the Company and its Affiliates, or (ii) if “good reason resignation” or term of similar import is not defined in, or in the absence of, any such employment, consulting, change-in-control, severance or any other agreement between the Participant and the Company or an Affiliate, or severance plan in which the Participant is eligible to participate, means any termination of the Participant’s employment or service with the Company and its Affiliates by the Participant that is caused by any one or more of the following events that occurs during the period beginning sixty (60) days prior to the date of a Change in Control and ending twenty-four (24) months after the date of such Change in Control:

(A)            Without the Participant’s written consent, assignment to the Participant of any duties inconsistent in any material respect with the Participant’s authority, duties or responsibilities as in effect immediately prior to the Change in Control that represent a material diminution of such duties, or any other action by the Company that results in a material diminution in such authority, duties or responsibilities;

(B)            Without the Participant’s written consent, a material change in the geographic location at which the Participant must perform services to a location that is more than fifty (50) miles from the Participant’s principal place of business immediately preceding the Change in Control, provided that such change in location extends the commute of such Participant; or

(C)            Without the Participant’s written consent, a material reduction to the Participant’s base salary and cash bonus opportunity, taken as a whole, as in effect immediately prior to the Change in Control.

Notwithstanding the foregoing, the Participant shall be considered to have a Good Reason Resignation only if the Participant provides written notice to the Company specifying in reasonable detail the events or conditions upon which the Participant is basing such Good Reason Resignation and the Participant provides such notice within ninety (90) days after the event that gives rise to the Good Reason Resignation. Within thirty (30) days after notice has been received, the Company shall have the opportunity, but shall have no obligation, to cure such events or conditions that give rise to the Good Reason Resignation. If the Company does not cure such events or conditions within the thirty (30)-day period, the Participant must terminate employment or service with the Company based on Good Reason Resignation within thirty (30) days after the expiration of the cure period.

5.            [reserved]

6.            Compliance with Legal Requirements.

(a)            Generally. The granting of the shares by the Company under this Agreement shall be subject to all applicable U.S. federal, state, territorial and local laws, rules and regulations, all applicable non-U.S. laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required. The Participant agrees to take all steps that the Committee or the Company determines are reasonably necessary to comply with all applicable provisions of U.S. federal and state securities law and non-U.S. securities law in exercising the Participant’s rights under this Agreement.

(b)            Tax Withholding. The share grant hereunder shall be subject to the Participant’s satisfying any applicable U.S. federal, state and local tax withholding obligations and non-U.S. tax withholding obligations. The Company shall have the right and is hereby authorized to withhold from any amounts payable to the Participant in connection with the shares or otherwise the amount of any required withholding taxes in respect of the grant hereunder, their settlement or any payment or transfer of the shares or under the Plan and to take any such other action as the Committee or the Company deem necessary to satisfy all obligations for the payment of such withholding taxes (up to the maximum permissible withholding amounts).

7.            Clawback. Notwithstanding anything to the contrary contained herein, the Committee may cancel the shares granted hereunder to the extent still owned by the Participant (or any affiliated transferee (including family member), which transferee shall agree to be bound by this agreement as condition to any such transfer), of the Participant without the consent of the Company, has engaged in or engages in activity that is in conflict with or adverse to the interests of the Company or any Affiliate while employed by the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities, or any violation of any of the covenants set forth on Exhibit A attached hereto or any other non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement with the Company or any Affiliate (after giving effect to any applicable cure period set forth therein), as determined by the Committee. To the extent required by applicable law or the rules and regulations of the NASDAQ or any other securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted, or if so required pursuant to a written policy adopted by the Company, the shares shall be subject (including on a retroactive basis) to clawback, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into this Agreement).

8.	Restrictive Covenants.

(a)            Without limiting any other non-competition, non-solicitation, non-disparagement or non-disclosure or other similar agreement to which the Participant may be a party, the Participant shall be subject to the confidentiality and restrictive covenants set forth on Exhibit A attached hereto, which Exhibit A is incorporated herein and forms part of this Agreement.

(b)            In the event that the Participant violates any of the restrictive covenants referred to in this Section 8, in addition to any other remedy that may be available at law or in equity, the shares to the extent then still owned by Participant (or any affiliated transferee (including family member), which transferee shall agree to be bound by this agreement as condition to any such transfer) shall be automatically forfeited effective as of the date on which such violation first occurs. The foregoing rights and remedies are in addition to any other rights and remedies that may be available to the Company and shall not prevent (and the Participant shall not assert that they shall prevent) the Company from bringing one or more actions in any applicable jurisdiction to recover damages as a result of the Participant’s breach of such restrictive covenants.

9.	Miscellaneous.

(a)            Transferability. The shares may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered (a “Transfer”) by the Participant except in accordance with the securities laws promulgated by the Securities Exchange Commission of the United States and under applicable state law. Any attempted Transfer contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the shares, shall be null and void and without effect.

(b)            Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.

(c)            Notices. Any notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax, pdf/email or overnight courier, or by postage-paid first-class mail. Notices sent by mail shall be deemed received three business days after mailing but in no event later than the date of actual receipt. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, to the attention of the General Counsel at the Company’s principal executive office.

(d)            Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

(e)            No Rights to Employment, Directorship or Service. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or any of its Affiliates or shall interfere with or restrict in any way the rights of the Company or any of its Affiliates, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.

(f)            Beneficiary. The Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation.

(g)            Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.

(h)            Entire Agreement. This Agreement (including Exhibit A attached hereto) and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto, other than any other non-competition, non-solicitation, non-disparagement or non-disclosure or other similar agreement to which the Participant may be a party, the covenants of which shall continue to apply to the Participant in addition to the covenants in Exhibit A hereto, in accordance with the terms of such agreement. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent under Section 11 of the Plan.

(i)            Governing Law and Venue. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

(i)            Dispute Resolution; Consent to Jurisdiction. All disputes between or among any Persons arising out of or in any way connected with the Plan, this Agreement or the shares shall be solely and finally settled by the Committee, acting in good faith, the determination of which shall be final. Any matters not covered by the preceding sentence shall be solely and finally settled in accordance with the Plan, and the Participant and the Company consent to the personal jurisdiction of the United States federal and state courts sitting in Wilmington, Delaware, as the exclusive jurisdiction with respect to matters arising out of or related to the enforcement of the Committee’s determinations and resolution of matters, if any, related to the Plan or this Agreement not required to be resolved by the Committee. Each such Person hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the last known address of such Person, such service to become effective ten (10) days after such mailing.

(ii)            Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated (whether based on contract, tort or any other theory). Each party hereto (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this section.

(j)            Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part, of this Agreement.

(k)            Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile and electronic image scan (pdf)), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(l)            Electronic Signature and Delivery. This Agreement may be accepted by return signature or by electronic confirmation. By accepting this Agreement, the Participant consents to the electronic delivery of prospectuses, annual reports and other information required to be delivered by U.S. Securities and Exchange Commission rules (which consent may be revoked in writing by the Participant at any time upon three business days’ notice to the Company, in which case subsequent prospectuses, annual reports and other information will be delivered in hard copy to the Participant).

(m)            Electronic Participation in Plan. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

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IN WITNESS WHEREOF, this Restricted Stock Award Agreement has been executed by the Company and the Participant as of the day first written above.

LUXURBAN HOTELS INC.

By:	/s/ Brian Ferdinand
Name:Brian Ferdinand
Title: CEO

PARTICIPANT

/s/. Shanoop Kothari
Shanoop Kothari

[Signature Page to Restricted Stock Unit Award Agreement]

Exhibit A

Restrictive Covenants

By accepting the grant of the shares hereunder, in addition to any other representations, warranties, and covenants set forth this Agreement, the Participant agrees to be subject to and comply with the following covenants, which shall be in addition to such other covenants as may be prescribed in any employment, consulting, change-in-control, severance or any other agreement between the Participant and the Company or an Affiliate, or severance plan in which the Participant is eligible to participate:

1.	Confidentiality. The Participant hereby agrees that during the Participant’s employment or service with the Company or its Subsidiaries, and thereafter, the Participant will not disclose confidential or proprietary information, or trade secrets, related to any business of the Company or the Subsidiary.

2.	Non-Solicitation. Except as prohibited by law, the Participant further agrees that during the Participant’s employment or service with the Company or its Subsidiaries, and for the two (2)-year period thereafter, the Participant will not, directly or indirectly, on the Participant’s own behalf or on behalf of another (i) solicit, recruit, aid or induce any employee of the Company or any of its Subsidiaries to leave their employment with the Company or its Subsidiaries in order to accept employment with or render services to another person or entity unaffiliated with the Company or its Subsidiaries, or hire or knowingly take any action to assist or aid any other person or entity in identifying or hiring any such employee, or (ii) solicit, aid, or induce any customer of the Company or any of its Subsidiaries to purchase goods or services then sold by the Company or its Subsidiaries from another person or entity, or assist or aid any other persons or entity in identifying or soliciting any such customer, or (iii) otherwise interfere with the relationship of the Company or any of its Subsidiaries with any of its employees, customers, agents, or representatives.

3.	The Participant acknowledges and agrees that irreparable injury will result to the Company, and to its business, in the event of a breach by the Participant of any of the Participant’s covenants and commitments under this Agreement, including the covenants of confidentiality, non-competition and non-solicitation. The Company reserves all rights to seek any and all remedies and damages permitted under law, including, but not limited to, injunctive relief, equitable relief and compensatory damages. The Participant acknowledges and agrees the non-competition and non-solicitation provisions contained in this Agreement are expressly intended to benefit the Company (which includes all parents, subsidiaries and/or affiliated entities as third party beneficiaries) and its successors and assigns; and the Participant expressly authorizes the Company (including all third party beneficiaries) and its successors and assigns to enforce these provisions. In the event of any breach or violation by the Participant of any of the restrictive covenants in this Exhibit A, the time period of such covenant with respect to the Participant shall, to the fullest extent permitted by law, be tolled until such breach or violation is resolved.

4.	The covenants in this Exhibit A are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. If any provision of this Exhibit A relating to the time period, scope, or geographic area of the restrictive covenants shall be declared by a court of competent jurisdiction or arbitrator to exceed the maximum time period, scope, or geographic area, as applicable, that such court or arbitrator deems reasonable and enforceable, then this Agreement shall automatically be considered to have been amended and revised to reflect such determination.

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5.	All of the covenants in this Exhibit A shall be construed as an agreement independent of any other provisions in Exhibit A, and the existence of any claim or cause of action the Participant may have against the Company (which includes all parents, subsidiaries and/or affiliated entities as third party beneficiaries), whether predicated on this Exhibit A or otherwise, shall not constitute a defense to the enforcement by the Company (which includes all parents, subsidiaries and/or affiliated entities as third party beneficiaries) of such covenants.

6.	The Participant has carefully read and considered the provisions of this Exhibit A and, having done so, agrees that the restrictive covenants in this Exhibit A impose a fair and reasonable restraint on the Participant and are reasonably required to protect the interests of the Company (which includes all parents, subsidiaries and/or affiliated entities as third party beneficiaries) and their respective officers, directors, employees, and equityholders.

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